Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

GILEAD TO OFFER $1.1 BILLION CONVERTIBLE SENIOR NOTES;

COMPANY TO REPURCHASE APPROXIMATELY $500 MILLION IN COMMON STOCK

Foster City, California, April 18, 2006 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced its intention to offer, subject to market and other conditions, approximately $550 million principal amount of Convertible Senior Notes due 2011 and approximately $550 million principal amount of Convertible Senior Notes due 2013 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at our election, in cash, common stock or a combination of cash and common stock. Gilead also expects to grant the initial purchasers an option to purchase additional notes to cover overallotments.

Gilead expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to repurchase approximately $500 million worth of shares of its common stock contemporaneously with the closing of the sale of the notes. In addition, proceeds from the transactions will be used to fund convertible note hedge transactions that Gilead expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates. Any remaining proceeds from the transactions will be added to Gilead’s working capital and will be used for general corporate purposes.

The convertible note hedge transactions are intended to offset the dilution to Gilead common stock upon potential future conversion of the notes. Gilead also expects to enter into separate warrant transactions with one or more of the initial purchasers and/or their affiliates.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of Gilead common stock issuable upon conversion or exercise of the securities have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Forward-Looking Statement

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the current market demand for these types of securities and the securities of Gilead and the negotiations between Gilead and the initial purchasers. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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